UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Sec.240.14a-12

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036
________________

TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 27, 2007

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) is pleased to invite you to attend the 2007 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 7, 2007, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac’s 2006 Annual Report. Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation. Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.

                         Sincerely,
                                                            /s/ Fred L. Dailey
                        Fred L. Dailey
                        Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
 ________________

NOTICE OF ANNUAL MEETING
April 27, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) will be held on Thursday, June 7, 2007, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Corporation’s independent auditors for fiscal year 2007; and
•
to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting. Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

Eligible holders of record of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 18, 2007 are entitled to notice of and to vote at the meeting and any adjournment(s) of the meeting.

For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears on the card and return it in the postpaid envelope. This will ensure the voting of your shares if you do not attend the meeting. Giving your proxy will not affect your right to vote your shares personally if you do attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

                                                    By order of the Board of Directors,

                                                     /s/ Jerome G. Oslick
                                                    Jerome G. Oslick
                                                    Corporate Secretary

Table of Contents
Page

Voting Rights ...	1
Record Date ………………………….........................................................................................................................................................................…………………………………………	2
Voting……………...........................................................................................................................................................................…………………………………………………………….	2
Proxy Procedure ………………………………........……………………..............................................................................................................................................................................…	2
Stockholder Proposals …………………………….......................................................................................................................................................................……………………………	3
Communications with the Board ……………...	4
Board of Directors Meetings and Committees ……......................................................................................................................................................................………………………….	4
Code of Business Conduct and Ethics ………………………………......................................................................................................................................................................……….	5
Item No.1: Election of Directors …………………………………………...........................................................................................................................................................................…	5
Information about Nominees for Director ………………….........................................................................................................................................................................………………..	7
Class A Nominees …………………………......................…...................................................................................................................................................…………………..…..	7
Class B Nominees ……………………………………....................................................................................................................................................................................………..	9
Directors appointed by the President of the United States …….....................................................................................................................................................................…	10
Stock Ownership of Directors and Executive Officers …………………....................................................................................................................................................................……..	12
Director Independence …………………………….....................................................................................................................................................................................…..………………	13
Report of the Audit Committee …………………………….............................................................................................................................................................................………………	15
Executive Officers ….…………………………........................................................................................................................................................................………………………………..	16
Compensation of Directors and Executive Officers …….........................................................................................................................................................................…………………..	18
— Compensation Discussion and Analysis ………….................................................................................................................................................................…………………………..	18
General Compensation Philosophy and Pay Elements …..................................................................................................................................................................……...……	18
Benchmarking and Peer Groups …………………………….........................................................................................................................................................................……..	19
Governance ………………………………………….................................................................................................................................................................................……………	20
Market Posture and How Amounts Were Determined ………...................................................................................................................................................................……….	21
Compensation Elements ……………………………...................................................................................................................................................….......................…………..	22
Payments in Connection with Any Change-in-Control ….....................................................................................................................................................................…………..	24
Post-Employment Compensation ………………………….......................................................................................................................................................................………….	24
Impact of Accounting and Tax Treatments on Compensation Awards ................................................................................................................................................................	24
Farmer Mac’s Policies Regarding Stock Ownership and Trading ……..................................................................................................................................................................	25
— Compensation Committee Report …………………………..………………......................................................................................................................................................................	25
— Compensation Committee Interlocks and Insider Participation ………………..............................................................................................................................................................	25
— Compensation of Directors …………………………………………………......................................................................................................................................................................	25
— Compensation of Executive Officers …………………...……………………....................................................................................................................................................................	28
Summary Compensation Table ………………………………………........................................................................................................................................................................	28
Option Grants During 2006 …………………………………………...........................................................................................................................................................................	28
Outstanding Option Awards at Year End ……………………………......................................................................................................................................................................	30
Option Exercises ……………………………………………………............................................................................................................................................................................	31
Equity Compensation Plans …………….……………………...…….........................................................................................................................................................................	31
Employment Agreements with Officers ………………………………......................................................................................................................................................................	33
— Certain Relationships and Related Person Transactions ………………………............................................................................................................................................................	34
Review of Related Person Transactions ………………………………....................................................................................................................................................................	34
Transactions with Related Persons in 2006 ………………………….......................................................................................................................................................................	34
Item No. 2: Selection of Independent Auditors …………………………………..................................................................................................................................................................	35
Audit Fees ………………………………………………………...............................................................................................................................................................................	35
Audit-Related Fees …………………………………………………............................................................................................................................................................................	35
Tax Fees …………………………………………………………...............................................................................................................................................................................	36
All Other Fees …………………………………………………….............................................................................................................................................................................	36
Audit Committee Pre-Approval Policies ………………………….........................................................................................................................................................................	36
Section 16(a) Beneficial Ownership Reporting Compliance …………………….................................................................................................................................................................	36
Principal Holders of Voting Common Stock ……………………………………....................................................................................................................................................................	37
Solicitation of Proxies ………………………………………………………….........................................................................................................................................................................	38
Other Matters …………………………………………………………………..........................................................................................................................................................................	38
Appendix A — Proxy Card for Class A Voting Common Stock …...……………...........................................................................................................................................................…
A-1
Appendix  B — Proxy Card for Class B Voting Common Stock ……...........................................................................................................................................................………………
A-4

i

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on June 7, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) of proxies from the holders of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock (together, the “Voting Common Stock”). The Corporation is not soliciting proxies from the holders of its Class C Non-Voting Common Stock. The proxies will be voted at the 2007 Annual Meeting of Stockholders of the Corporation (the “Meeting”), to be held on Thursday, June 7, 2007, at 8:00 a.m. local time, at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any adjournments or postponements of the Meeting. The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 27, 2007.

The Board of Directors of the Corporation (the “Board of Directors” or “Board”) will present for a vote at the Meeting the election of ten members to the Board and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2007. The Board is not aware of any other matter to be presented for a vote at the Meeting.

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board of Directors. Title VIII of the Farm Credit Act of 1971, as amended, (the “Act”) provides that the Corporation’s Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System institutions. The Act also provides that the Corporation’s Class B Voting Common Stock may be held only by Farm Credit System institutions.1  Holders of the Class A Voting Common Stock (the “Class A Holders”) and holders of the Class B Voting Common Stock (the “Class B Holders”) must each elect five members to the Board of Directors. The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate. None of Farmer Mac’s directors is or has been an officer or employee of the Corporation, resulting in a Board of Directors composed entirely of non-management directors. Currently, fourteen of Farmer Mac’s fifteen directors are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, Securities and Exchange Commission (“SEC”) rules and New

1  Holders of Voting Common Stock who are not eligible holders of that stock should dispose of their ownership of such stock to eligible holders. Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

York Stock Exchange (“NYSE”) listing standards. After the Meeting, assuming all of the nominees for director are elected, fourteen of Farmer Mac’s fifteen directors will be independent. See “Director Independence” for more information regarding the Board’s independence determinations.

Record Date

The Board of Directors has fixed April 18, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting. See “Principal Holders of Voting Common Stock.”

Voting

    The holders of Farmer Mac’s Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder’s votes may be cast for a single candidate for director or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders. Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock.

The presence, in person or by proxy, of the holders of at least a majority of the Corporation’s outstanding Voting Common Stock is required to constitute a quorum at the Meeting. Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proxy Procedure

Although many of Farmer Mac’s stockholders are unable to attend the Meeting in person, they are afforded the right to vote by means of the proxy solicited by the Board of Directors. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. A stockholder may withhold a vote from one or more nominees by writing the names of those nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are given in writing, the stockholder’s votes will then be cast evenly among the remaining nominees for its class. The five nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for such substitute or other nominee(s) as the Board of Directors may designate. If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B

Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

Shares of Voting Common Stock represented by proxies marked “Abstain” for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal. If a proposal involves a vote for which a broker (or its nominee) may only vote a customer’s shares in accordance with the customer’s instructions and the broker (or its nominee) does not vote those shares due to a lack of instructions, the votes represented by those shares and delivered to the Corporation (“broker non-votes”) will be counted as shares present at the Meeting for purposes of determining whether a quorum is present but will not be voted for or against such proposal. Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors). Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.

Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Proxy Committee, composed of three officers of the Corporation, Henry D. Edelman, Timothy L. Buzby and Jerome G. Oslick, will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified. The Proxy Committee will also vote the shares represented thereby on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting in accordance with their judgment.

Stockholder Proposals

Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors. In addition, the Audit Committee’s selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation’s Amended and Restated By-Laws (“By-Laws”). The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting. In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Proposals of stockholders to be presented at the 2007 Annual Meeting of Stockholders were required to be received by the Corporate Secretary before December 19, 2006 for inclusion in this Proxy Statement and the accompanying proxy. Other than the election of ten members to the Board of

Directors and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2007, the Board of Directors knows of no other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members’ best judgment.

If any stockholder eligible to do so intends to present a proposal for consideration at the Corporation’s 2008 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal before December 27, 2007 to be considered for inclusion in the 2008 Proxy Statement. Proposals should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036. In addition, if any stockholder notifies the Corporation after March 3, 2008 of an intent to present a proposal at the Corporation’s 2008 Annual Meeting of Stockholders, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Board of Directors Meetings and Committees

In 2006, the Board of Directors held a total of seven meetings. Each member of the Board attended 75 percent or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served during 2006. As Chairman of the Board, Fred L. Dailey presides over all meetings of the Board of Directors, including regularly scheduled executive sessions of the Board in which members of management do not participate. All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors. All fifteen members of the Board of Directors attended the 2006 Annual Meeting of Stockholders.

The Board has established seven standing committees to assist it in the performance of its responsibilities. The committees currently consist of the following: Audit Committee, Compensation Committee, Corporate Governance Committee, Credit Committee, Finance Committee, Marketing Committee and Public Policy Committee. Each director serves on at least one committee. See “Class A Nominees,” “Class B Nominees” and “Directors Appointed by the President of the United States” for information regarding the committees on which directors serve. The Audit Committee and the Compensation Committee met eleven times and nine times, respectively, during the fiscal year ended December 31, 2006. The Corporate Governance Committee, which selects nominees for election to the Board of Directors, approves corporate governance policies for the Corporation, sets agendas for the meetings of the Board of Directors and is able to exercise certain powers of the Board of Directors during the intervals between meetings of the Board, met ten times during the fiscal year ended December 31, 2006. The Credit Committee, which is responsible for reviewing and approving all policy matters relating to changes to the Corporation’s Seller/Servicer Guide and making recommendations to the Board of Directors on agricultural credit matters, met seven times during the fiscal year ended December 31, 2006. The Finance Committee, which is responsible for determining the financial policies of the Corporation and managing the Corporation’s financial affairs, met eight times during the fiscal year ended December 31, 2006. The Marketing Committee, which is responsible for the development and monitoring of the Corporation’s programs and marketing plan, met six times during the fiscal year ended December 31, 2006. The Public Policy Committee, which considers matters of public policy referred to it by the Board of Directors such as the Corporation’s relationship with and policies regarding borrowers, Congress and governmental agencies and conflicts of interest, met six times during the fiscal year ended December 31, 2006. See “Item No. 1: Election of Directors,” “Compensation of Directors and Executive Officers” and “Report of the Audit Committee” and “Item No. 2: Selection of Independent Auditors” for information concerning the Corporate Governance Committee, the Compensation Committee and the Audit Committee, respectively.

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics (the “Code”) that applies to all directors, officers, employees and agents of Farmer Mac, including the Corporation’s principal executive officer, principal financial officer and principal accounting officer. A copy of the Code is available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section. Farmer Mac will post any amendment to, or waiver from, a provision of the Code in that same location on its website. A print copy of the Code is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Item No. 1: Election of Directors

At the Meeting, ten directors will be elected for one-year terms. The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders. All of the Class A nominees and four of the Class B nominees currently are members of the Board of Directors. John G. Nelson, a current member of the Board elected by Class B holders, is not a nominee for election as a director at the Meeting. The directors elected by the Class A Holders and the Class B Holders will hold office until the Corporation’s 2008 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the “Appointed Members”). The Appointed Members serve at the pleasure of the President of the United States. The Board of Directors, after the election at the Meeting, will consist of the Appointed Members named under “Directors Appointed by the President of the United States” below or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 18, 2007 and June 7, 2007 and the ten members who are elected by the holders of Farmer Mac’s Voting Common Stock.

In order to facilitate the selection of director nominees, the Board of Directors utilizes a Corporate Governance Committee that consists of the Chairman of the Board, the Vice Chairman of the Board and two additional members each from the Class A directors and Class B directors, resulting in a committee composed of two directors from each of the Board’s three constituent groups. The current members of the Corporate Governance Committee are: Appointed Members Messrs. Dailey and Junkins; Class A directors Messrs. Kenny and Kruse; and Class B directors Messrs. DeBriyn and Raines. As described in more detail in “Director Independence,” the Board has determined that all members of the Corporate Governance Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards. The Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section. Print copies of the Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Board has adopted a policy statement on directors that expresses the general principles that should govern director selection and conduct, which the Corporate Governance Committee uses in identifying and evaluating potential candidates for director. The Corporate Governance Committee reviews, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the perceived needs of the Board at that point in time. The Committee strives to identify and retain as members of the Board individuals who have the qualities, business background and experience that will enable them to contribute significantly to the development of Farmer Mac’s business and its future success. The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who are deemed to have a broad perspective and good record of accomplishment either as senior members of agricultural business management, as agricultural or commercial lenders, as accountants or auditors, or as entrepreneurs. The Board has also determined that it is desirable to have qualified women and minority representation on the Board. In selecting a nominee for director, the Corporate Governance Committee also considers an individual’s character, judgment, fairness and overall ability to serve Farmer Mac. Thus, in addition to considering the current needs of the Board and the quality of an individual’s professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, and an inquiring mind; an ability to work with others; good judgment; intellectual competence; and motivation;
•	have the willingness and ability to represent all stockholders’ interests, and not just the particular constituency that elected the director to serve on the Board;
•	have an awareness of and a sensitivity to the public purpose of Farmer Mac and a sense of responsibility to Farmer Mac’s intended beneficiaries;
•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and
•
are willing and have the ability to advance their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac, and, once a decision is reached by a majority, to support the decision.

The Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees and the Board of Directors has approved these recommendations. The individuals recommended by the Corporate Governance Committee are referred to collectively as the “Nominees.” The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified. One of the ten Nominees, Michael A. Gerber, is not a current member of the Board standing for re-election. Mr. Gerber was recommended to the Corporate Governance Committee by CoBank, ACB, the holder of approximately 12.6 percent of the Class B Voting Common Stock. No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders and others. From time to time, the Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of such candidates. The Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time. For the 2008 Annual Meeting of Stockholders, the Corporate Governance Committee will consider nominees recommended by holders of Farmer Mac’s Voting Common Stock, who may submit recommendations by letter to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036, by January 31, 2008.

If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other Nominee(s) as the Board of Directors may designate. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

Information about Nominees for Director

Each of the Nominees has been principally employed in his or her current position for the past five years unless otherwise noted.

Class A Nominees

Dennis L. Brack, 54, has been a member of the Board of Directors of the Corporation since June 7, 2001 and serves as chairman of the Compensation Committee and as a member of the Credit Committee. Mr. Brack has served as President and Chief Executive Officer of Bath State Bank, Bath, Indiana, since 1988 and has been a member of the Franklin County, Indiana Community Foundation Investment Committee since 1999 and was a member of the Union County, Indiana Community board of directors in 2003 and 2004. He has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana. He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean’s Advisory Council.

Dennis A. Everson, 56, has been a member of the Board of Directors of the Corporation since June 3, 2004 and is a member of the Finance Committee and the Marketing Committee. Mr. Everson has been President and Manager of the First Dakota National Bank Agri-business Division since 2002. From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division. From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association. During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

Mitchell A. Johnson, 65, has been a member of the Board of Directors of the Corporation since June 12, 1997 and is a member of the Compensation Committee and the Finance Committee. Mr. Johnson is President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association (“Sallie Mae”), the nation’s largest provider of college education financing. He is a Trustee of the Advisors’ Inner Circle Funds, the Advisors’ Inner Circle Funds II, The Bishop Street Funds, Diversified Investors Portfolios, The Diversified Investors Funds Group, The Diversified Investors Funds Group II, and The Diversified Strategic Variable Funds. During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. He has been a trustee of Citizens Funds, a mutual fund company based in Portsmouth, New Hampshire and a director of the Rushmore Funds, a mutual fund company owned by FBR Investment Services, Inc. Mr. Johnson also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks, and was the first President and one of the founding members of the Washington Association of Money Managers and a trustee of the District of Columbia Retirement Board, among other community activities.

Timothy F. Kenny, 45, has been a member of the Board of Directors of the Corporation since June 3, 2004 and serves as a member of the Audit Committee and the Corporate Governance Committee. He is a Certified Public Accountant and Managing Director with BearingPoint, Inc. (formerly KPMG Consulting, Inc.) in McLean, Virginia. He joined KPMG LLP, the predecessor organization to KPMG Consulting, in 1986 and was a KPMG Audit Partner until the separation of KPMG Consulting from KPMG LLP in February 2001. While with KPMG LLP, Mr. Kenny served as a technical resource for the firm’s audit partners and managers nationwide on mortgage banking issues, including financial accounting and reporting; auditing; and operational, strategic, and regulatory matters. Currently, Mr. Kenny directs a team of financial professionals on consulting projects with various federal credit agencies and is a member of the BearingPoint, Inc. 401(k) Plan Committee, where he serves in an independent fiduciary role. Mr. Kenny previously served on the Board of Directors of the Mortgage Bankers Association of Metropolitan Washington.

Charles E. Kruse, 62, has been a member of the Board of Directors of the Corporation since June 7, 2001 and serves as chairman of the Marketing Committee and is a member of the Corporate Governance Committee. Mr. Kruse has been a member of the Board of Directors of Central Bancompany since 2000. He has served as President of the Missouri Farm Bureau since 1992 and has been a member of the American Farm Bureau Board of Directors, representing 12 midwestern State Farm Bureaus, since 1995. Mr. Kruse has also served on the Commission on 21st Century Production

Agriculture; the Agricultural Technical Advisory Committee for Trade in Grains, Feed, and Oilseeds; the President’s Council on Rural America; and the U.S. Trade Representative’s Intergovernmental Advisory Committee.

Class B Nominees

Ralph W. “Buddy” Cortese, 60, has been a member of the Board of Directors of the Corporation since June 5, 2003 and serves as chairman of the Credit Committee and is a member of the Compensation Committee. He is a farmer, rancher and cattle feeder from Fort Sumner, New Mexico. Mr. Cortese has been a member of the board of directors of the Farm Credit Bank of Texas since 1995. As a member of that board of directors, he served as vice chairman from 1998 to 2000 and has served as chairman since 2000. Previously, Mr. Cortese was the chairman of the board of directors of the Production Credit Association of Eastern New Mexico (now Ag New Mexico, ACA) from 1992 to 1994, a member of the PCA Stockholders’ Advisory Committee from 1990 to 1994 and a member of the executive committee of the Tenth District Federation of PCAs from 1991 to 1994. He has also been a member of the American Land Foundation Board since 2001.

Paul A. DeBriyn, 52, has been a member of the Board of Directors of the Corporation since June 1, 2000. He serves as chairman of the Audit Committee and is a member of the Corporate Governance Committee and the Compensation Committee. Mr. DeBriyn has served as President and Chief Executive Officer of AgStar Financial Services, ACA (and its predecessor, Farm Credit Services of Southern Minnesota) since 1995. He was previously Executive Vice President and Chief Operating Officer of Farm Credit Services of Southern Minnesota from 1993 to 1995 and President and Chief Executive Officer of Farm Credit Services of Southeast Minnesota from 1987 to 1993.

Michael A. Gerber, 48, has served as President and Chief Executive Officer of Farm Credit of Western New York, ACA, located in Batavia New York, since 1998. Mr. Gerber also currently serves as a director and as chairman of the audit committee of Financial Partners, Inc., a service company owned by Farm Credit System associations. Mr. Gerber also is a member of the Farm Credit System’s President’s Planning Committee and as a director of the Genesee County Economic Development Council. Mr. Gerber was Executive Vice President of Farm Credit of Western New York from 1994 to 1998 and served as Credit Supervisor and Director of Financial Services for the former Farm Credit System Southern New England Association from 1992 to 1994.

Ernest M. Hodges, 59, has been a member of the Board of Directors of the Corporation since June 16, 2005 and is a member of the Credit Committee. He has served as President and Chief Executive Officer of Sacramento Valley Farm Credit, ACA, in Woodland California since 1993. Mr. Hodges was Chief Credit Officer of Sacramento Valley Farm Credit from 1991 to 1993 and served as an Examiner with the United States Office of the Comptroller of the Currency in 1991. Mr. Hodges served in executive management positions with the Western Farm Credit Bank from 1982 to 1990, most recently as Senior Vice President.

John Dan Raines, 63, has been a member of the Board of Directors of the Corporation since June 18, 1992 and is a member of the Audit Committee and the Corporate Governance Committee. He is the owner and operator of Raines Commercial Group, Inc., a general business corporation. From 1986 to

1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990. Since 1990, Mr. Raines has served as a member of the board of directors of AgFirst Farm Credit Bank (formerly, the Farm Credit Bank of Columbia, South Carolina). He also has served since 1981 as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution.

Directors Appointed by the President of the United States

Julia Bartling, 48, has been a member of the Board of Directors of the Corporation since June 5, 2003. She serves as chairman of the Public Policy Committee and is a member of the Audit Committee. Her appointment to the Board was confirmed by the United States Senate on June 3, 2003. Ms. Bartling has been an elected member of the South Dakota House since January 1, 2001. She also served as Auditor of Gregory County, South Dakota from 1983 through 2000. Ms. Bartling and her spouse have owned and operated Bartling Feed, Grain & Trucking since 1977.

Fred L. Dailey, 61, has been a member of the Board of Directors of the Corporation and has served as its Chairman since August 16, 2002. He also serves as chairman of the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee. His appointment to the Board was confirmed by the United States Senate on July 29, 2002. Mr. Dailey served as the Director of the Ohio Department of Agriculture from 1991 until 2007, the longest serving Ag Director in the history of Ohio. Prior to that time, he was the executive vice president of the Ohio Beef Council and executive secretary of the Ohio Cattlemen’s Association from 1982 to 1991 and served as the Director of the Indiana Division of Agriculture from 1975 to 1981. Mr. Dailey is past President of the National Association of State Departments of Agriculture and is a recipient of the Honorary American Farmer degree from the FFA. In 1998, he received the national “Outstanding State Agriculture Executive” award presented by the Biotechnology Industry Organization and was named “Man of the Year” by Progressive Farmer magazine in 1999. Mr. Dailey resides on a working farm in Ohio where he raises Angus cattle.

Grace T. Daniel, 61, has been a member of the Board of Directors of the Corporation since August 17, 2002 and is a member of the Public Policy Committee and the Marketing Committee. Her appointment to the Board was confirmed by the United States Senate on July 29, 2002. Ms. Daniel is the Principal of Golden State Marketing Services, a consulting firm that she founded in 1987 and that provides marketing services for corporations and government agencies. Ms. Daniel served on the California Agricultural Labor Relations Board from 1997 to 1999. She also served as the California Governor’s Chief Deputy Appointments Secretary from 1994 to 1997 and as Executive Director at the California Trade and Commerce Agency Office of Small Business from 1991 to 1994, where she was responsible for the State’s loan guarantee program. From 2004 to 2007, Ms. Daniel served as Deputy Director of California Parks and Recreation under Governor Schwarzenegger.

Lowell L. Junkins, 63, has been a member of the Board of Directors of the Corporation since June 13, 1996 and Vice Chairman of the Board since December 5, 2002. He serves as a member of the Corporate Governance Committee, the Finance Committee and the Public Policy Committee. He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on

June 3, 2003. Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972. From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

Glen O. Klippenstein, 69, has been a member of the Board of Directors of the Corporation since June 5, 2003 is a member of the Public Policy Committee and the Credit Committee. His appointment to the Board was confirmed by the United States Senate on June 3, 2003. Mr. Klippenstein has served as the Chief Executive Officer of the American Chianina Association since November 8, 2000. Prior to 2000, he operated his family farm, engaged in cattle production. Mr. Klippenstein also served as a Missouri State Senator from 1993 to 1994.

In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Stock Ownership of Directors and Executive Officers

As of April 15, 2007, the members of the Board of Directors, Nominees for election as directors and executive officers of the Corporation listed in the table below might be deemed to be “beneficial owners” of the indicated number of equity securities of the Corporation, as defined by the rules of the SEC. The Corporation’s Voting Common Stock may be held only by banks, insurance companies and financial institutions and Farm Credit System institutions, and may not be held by individuals. Accordingly, no executive officer owns, directly or indirectly, any shares of any class of the Corporation’s Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not, directly or indirectly, own Voting Common Stock of the Corporation. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5 percent or more of the Voting Common Stock of the Corporation, see “Principal Holders of Voting Common Stock.”

	Voting Common Stock		Non-Voting Common Stock[2]
	Class A or	Percent		Percent
	Class B	of Class	Class C	of Class
Timothy L. Buzby	------	------	88,895	1.02%
Nancy E. Corsiglia	------	------	312,855	3.60%
Henry D. Edelman	------	------	712,678	8.19%
Jerome G. Oslick	------	------	74,256	*
Paul N. Peiffer	------	------	2,000	*
Tom D. Stenson	------	------	185,969	2.14%
Mary K. Waters	------	------	6,360	*
Julia Bartling	------	------	6,000	*
Dennis L. Brack	------	------	24,689	*
Ralph W. Cortese	------	------	12,713	*
Fred L. Dailey	------	------	18,000	*
Grace T. Daniel	------	------	18,233	*
Paul A. DeBriyn	------	------	25,508	*
Dennis A. Everson	------	------	10,065	*
Michael A. Gerber	------	------	------	*
Ernest M. Hodges	------	------	------	*
Mitchell A. Johnson	------	------	23,000	*
Lowell L. Junkins	------	------	23,000	*
Timothy F. Kenny	------	------	13,477	*
Glen O. Klippenstein	------	------	12,822	*
Charles E. Kruse	------	------	25,768	*
John G. Nelson III**	------	------	23,499	*
John Dan Raines	------	------	11,187	*
All directors and executive officers as a group (23 persons)	------	------	1,630,974	18.74%

*    Less than 1%.
**          Not a candidate for re-election.
2             Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of stock options as follows: Mr. Edelman, 712,678 shares; Mr. Buzby, 88,895 shares; Ms. Corsiglia, 305,582 shares; Mr. Oslick, 70,006 shares; Mr. Peiffer, 2,000 shares; Mr. Stenson, 173,393 shares; Ms. Waters 6,360 shares; Ms. Bartling, 6,000 shares; Mr. Everson, 9,900 shares; Mr. Raines, 11,000 shares; each of Messrs. Cortese, Kenny and Klippenstein, 12,000 shares; each of Mr. Dailey and Ms. Daniel, 18,000 shares; each of Messrs. Brack, DeBriyn, Johnson, Junkins, Kruse and Nelson, 23,000 shares; and all directors and executive officers as a group, 1,595,814 shares.

Director Independence

The Board of Directors has adopted a formal set of categorical standards to form the basis for determinations of director independence required by NYSE rules. To be considered “independent” for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac other than as a director of Farmer Mac. The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, among others, in determining whether a director lacks a material relationship and therefore is “independent”:
(a)	the director is not and has not been employed by the Corporation within the past three years;
(b)	the director has not received more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees, within the past three years;
(c)
the director is not and has not been for the past three years a significant advisor or consultant to the Corporation, and is not affiliated with a Corporation or a firm that is (revenue of the greater of 2% of the other Corporation’s consolidated gross revenues or $1 million is considered significant);

(d)
the director is not and has not been for the past three years a significant customer or supplier of the Corporation nor affiliated with a Corporation or firm that is (revenue of the greater of 2% of the other Corporation’s consolidated gross revenues or $1 million is considered significant);

(e)
the director is not and has not been for the past three years employed by or affiliated with an internal or external auditor of the Corporation that provided services to the Corporation within the past three years;

(f)	the director is not and has not been for the past three years employed by another Corporation where any of the Corporation’s present executives serve on that Corporation’s compensation committee;
(g)
the director is not a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law or any person who shares a residence with any person described by (a) through (f);

(h)
the director is not and has not been for the past three years affiliated with a tax-exempt entity that received significant contributions from the Corporation (revenue of the greater of 2% of the entity’s consolidated gross revenues or $1 million is considered significant); and

(i)	the director does not have any other relationships with the Corporation or the members of management of the Corporation that the Board has determined to be material not described in (a) through (h).
The criteria, which are included in Farmer Mac’s Corporate Governance Guidelines available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section, meet all requirements for director independence contained in SEC and NYSE rules.

    In April 2007, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer or director of an entity that has a business relationship with Farmer Mac) and the Corporation and its management to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent. As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and, therefore, is independent: Julia Bartling, Dennis L. Brack, Ralph W. Cortese, Fred L. Dailey, Grace T. Daniel, Paul A. DeBriyn, Dennis A. Everson, Mitchell A. Johnson, Lowell L. Junkins, Timothy F. Kenny, Glen O. Klippenstein, Charles E. Kruse, John G. Nelson and John Dan Raines. The Board has also determined that Michael A. Gerber, the only Nominee who is not a current member of the Board, meets the criteria for director independence.

    In applying the criteria for director independence set forth above, Mr. Hodges was determined to have a material relationship with Farmer Mac, and therefore not to be independent, by virtue of Farmer Mac’s receipt of approximately $829,785 in commitment fees in 2004 from Sacramento Valley Farm Credit, ACA (“SVFC”), of which Mr. Hodges is the President. That amount was approximately 2.7 percent of SVFC’s consolidated gross revenues for 2004 (approximately $31.0 million), which exceeded the 2 percent threshold used to determine whether an entity affiliated with a director is a significant customer of the Corporation. During 2005, Farmer Mac received approximately $736,000 in commitment fees from SVFC, which was approximately 1.8 percent of SVFC’s consolidated gross revenues for 2005 (approximately $40.0 million). During 2006, Farmer Mac received approximately $684,000 in guarantee and commitment fees from SVFC, which was approximately 1.4 percent of SVFC’s consolidated gross revenues for 2006 (approximately 50.2 million).

    In determining that Mr. Gerber and each of the other current directors besides Mr. Hodges is independent, the Board considered that because financial institutions are required to own Voting Common Stock to participate in the Farmer Mac I program, transactions often occur in the ordinary course of business between the Corporation and companies or other entities at which some of Farmer Mac’s directors are or have been officers or directors. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for each of Messrs. Brack, Cortese, DeBriyn, Gerber, Everson and Raines all transactions between Farmer Mac and the company where he serves as an executive officer or director, including sales of qualified loans and USDA-guaranteed portions and LTSPC and swap transactions and the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac. In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac, and the amount paid to or received from each of these companies in each of the last three years did not exceed the 2 percent of total revenue threshold in the director independence criteria used to determine whether an entity affiliated with a director is a significant customer of the Corporation. The Board determined that none of these relationships it considered impaired the independence of the named individuals. For additional information about transactions between Farmer Mac and entities affiliated with directors, see Note 3 to Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2006.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, and will not be deemed to be incorporated by reference into any filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended reaffirmation of the Audit Committee Charter, which reaffirmation was approved by the full Board on February 1, 2007. The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing standards, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section. A print copy of the Audit Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036. The Audit Committee and the Board reviews and approves changes to the Audit Committee Charter annually. The Board of Directors has determined that: (1) all the directors who serve on the Audit Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards; and (2) Timothy F. Kenny, a member of the Audit Committee, is an “audit committee financial expert,” as defined in SEC rules.

Audit Committee Report for the Year Ended December 31, 2006

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee, on behalf of the Board, monitors Farmer Mac’s financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors and the performance of the internal audit function. The Corporation’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting. In addition, the independent auditors will express their own opinion on the effectiveness of Farmer Mac’s internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed Farmer Mac’s audited consolidated financial statements with both management and the Corporation’s independent auditors prior to their issuance. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company

Oversight Board and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Corporation’s independent auditors, the Audit Committee, among other things, received from Deloitte & Touche LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management. The Audit Committee has reviewed and pre-approved the audit fees of the independent auditors. It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac’s and the Audit Committee’s policies.

The Audit Committee discussed with Farmer Mac’s independent auditors the overall scope of and plans for its audit. Finally, the Audit Committee continued to monitor the scope and adequacy of the Corporation’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation’s audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission, as filed on March 16, 2007.

Audit Committee
Paul A. DeBriyn, Chairman                                                                        Timothy F. Kenny
Julia Bartling                                                                                 John Dan Raines

Executive Officers

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held with the Corporation by such executive officers, and the officers’ experience prior to joining the Corporation.

Name               Age     Capacity in which Served and Five-Year History

Henry D. Edelman        58                  President and Chief Executive Officer of the Corporation since June 1, 1989. From November 1986 until he joined Farmer Mac, Mr. Edelman was First VicePresidentfor Federal Government Finance of PaineWebber Incorporated, New York, New York. Previously, Mr. Edelman was Vice President for Government Finance at Citibank N.A., New York, New York and Director of Financing, Investments and Capital Planning at General Motors

                        Corporation in New York, New York, where he served in various capacities on the Legal Staff and Financial Staff for ten years.

Timothy L. Buzby                 38     Vice President - Controller since June 5, 2003. From July 1997 until he joined Farmer Mac as Controller in December 2000, Mr. Buzby, a certified public accountant since 1992, was Chief Financial Officer for George Mason Mortgage Corporation, a regional residential mortgage lender, from March 2000 to December 2000 and for Mortgage Edge Corporation, a national mortgage lender, from July 1997 to February 2000. Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick, LLP.

Nancy E. Corsiglia               51                  Vice President - Finance since June 1, 2000, Treasurer since December 8, 1989 and Chief Financial Officer since May 13, 1993. From December 8, 1989 until June 1, 2000 when she was appointed Vice President - Finance, Ms. Corsiglia was Vice President - Business Development. From 1988 until she joined Farmer Mac, Ms. Corsiglia was Vice President for Federal Government Finance at PaineWebber Incorporated, New York, New York. From 1984 to 1988, she served as a Senior Financial Analyst and a Manager on the Financial Staff of General Motors Corporation, New York, New York.

Jerome G. Oslick        60                  Vice President - General Counsel and Corporate Secretary since February 1, 2000. From 1987 until he joined Farmer Mac as Assistant General Counsel in February 1994, Mr. Oslick was an associate in the Washington, D.C. office of the New York-based law firm of Brown & Wood. From 1970 to 1987, he was an attorney and branch chief in the Office of General Counsel, United States Department of Agriculture.

Paul N. Peiffer          49                 Vice President - Agricultural Credit since February 1, 2007. From June 2005 until February 1, 2007, Mr. Peiffer was Director of Underwriting of the Corporation. From July 1998 until joining Farmer Mac in 2005, he was Agribusiness Portfolio Manager for Deere Credit, Inc., a subsidiary of Deere, Inc. in Johnston, Iowa.

Tom D. Stenson            56                  Vice President - Agricultural Finance since August 7, 1997. From November 1996 until August 7, 1997, Mr. Stenson was Director - Agricultural Finance of the Corporation. From 1993 until joining Farmer Mac in 1996, he was Vice President - Agribusiness for ValliWide Bank, a “super-community” bank in the San Joaquin Valley of California.

Mary K. Waters          48                 Vice President - Corporate Relations since June 16, 2005. From May 2001 until April 2005, Ms. Waters was Assistant Secretary, Congressional Relations at the United States Department of Agriculture. From 1986 until her nomination to the position at USDA in 2001, Ms. Waters served as Senior Director and Legislative Counsel for ConAgra Foods.

Compensation of Directors and Executive Officers

The Compensation Committee determines, subject to ratification by the Board of Directors, the salaries, benefit plans and other compensation of directors and officers of the Corporation. The current members of the Compensation Committee are Messrs. Cortese, Dailey, DeBriyn, Johnson and Brack (chairman). No member of Farmer Mac’s Compensation Committee is or has been an officer or employee of the Corporation. As described in more detail in “Director Independence,” the Board has determined that all members of the Compensation Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards.

The Compensation Committee reviewed and recommended reaffirmation of the Compensation Committee Charter, which reaffirmation was approved by the full Board on February 1, 2007. The complete text of the charter, which reflects standards set forth in SEC and NYSE rules, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section. A print copy of the Compensation Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

—	Compensation Discussion and Analysis

General Compensation Philosophy and Pay Elements

Farmer Mac’s general compensation and benefits philosophy is to operate a program that will attract and retain talented and dedicated employees and motivate them to act in the best interests of the Corporation. To accomplish those goals, the compensation program is designed to reward the execution of strategies to:
•	accomplish the Corporation’s Congressional mission as measured by increases in business volume and net income (adjusted for non-economic accounting conventions);
•	maintain and enhance effective internal controls;
•	increase net income (adjusted for non-economic accounting conventions); and
•	enlarge stockholder value.

Executive compensation at Farmer Mac is designed to provide further that the levels and proportions of salary, annual cash incentive awards and long-term incentive award values are consistent with the value and effectiveness of the named executive officers’ execution of Board-approved strategies, with due consideration given to the competitive market.

The total compensation package for named executive officers consists of the following, provided with a view to offering a balanced compensation package:
•	base salary;
•	annual cash incentive pay;
•	long-term non-cash incentive pay; and
•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

Benchmarking and Peer Groups

Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages that would increase the availability of credit for agricultural producers, provide greater liquidity and lending capacity for agricultural lenders and facilitate intermediate- and long-term agricultural funding. Farmer Mac’s charter, particularly as revised in 1996, casts it in the mold of the other mortgage loan secondary market government-sponsored enterprises (“GSEs”), Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which have established a mature secondary market for housing mortgages. A third reference point has been SLM Corporation (“Sallie Mae”), a company that began as a government-sponsored enterprise. These three GSEs constitute the peer group for pay purposes.

From the outset, Farmer Mac’s Board of Directors and its Compensation Committee recognized that the accomplishment of Farmer Mac’s mission would require that it attract, retain and motivate highly qualified personnel capable of addressing the formidable tasks necessary to develop and operate a secondary market for agricultural mortgage loans where none had previously existed, and to persevere in their efforts through what would likely be a number of difficult and uncertain years. The Corporation believes that this approach continues to be sound, inasmuch as the Corporation must compete in the general market for the services of individuals with the education, experience and prior achievements necessary to enhance the financial results and safety and soundness of Farmer Mac’s expanding and increasingly complex operations. (In this CD&A, references to the “Board” are to the Board of Directors, and references to the “Committee” are to the Compensation Committee of the Board of Directors.)

Accordingly, the Board and the Committee have undertaken to compensate those employees in a reasonable manner consistent with compensation for executives in other comparable businesses that involve similar duties and responsibilities.

The outcome intended by the Board and the Committee is that pay opportunities for named executive officers should be comparable to those received by persons with similar qualifications and experience (but not necessarily the same position and title) at the peer group companies. Due to the large size of the peer group companies relative to Farmer Mac, the positions considered comparable to them are one level lower than the Farmer Mac position. Farmer Mac’s chief executive officer position is considered comparable to a Business Unit Chief Executive or corporate Chief Financial Officer at the peer group companies. These are positions from which Farmer Mac would most likely draw a chief executive officer in the future.

To provide context for the market data drawn from the peer group, the Committee also asks its consultant, Hewitt Associates LLC, to provide data on the pay of the chief executive officers at various cooperative primary lender organizations and monoline bond insurance companies. These figures are for reference only.

This methodology ensures that the Corporation’s compensation structure is sufficiently competitive to attract and retain highly qualified executives.

Governance

The Committee makes recommendations to the Board of Directors as to the actual levels of compensation to be awarded. In measuring performance against defined levels based upon business plan objectives and results, the Committee makes comparisons to performance criteria established by the Board and management in the business plan.

The chief executive officer is not present, nor is any other named executive officer, during deliberations on his or her compensation by the Committee or the Board. The compensation of all other named executive officers is based primarily upon the evaluation of their performance during the business plan year by the chief executive officer, as revised in consultation with the Committee.

Market Posture and How Amounts Were Determined: Change in Approach for 2006-2007

The Committee changed its approach to executive compensation, effective July 1, 2006, as described below. The revised compensation program targets pay at the 50th percentile of compensation for all components of comparable pay. This provides management with lesser baseline expectations and greater potential compensation for performance significantly above defined levels.

Component of Pay	Practice Through June 2006	Practice After June 2006
Base salary	Targeted at 115% of the median of the GSE comparator positions to reflect the challenges and risks of Farmer Mac’s developmental and political characteristics	Targeted at 100% of the median of the GSE comparator positions
Short-term incentive
• Targeted at the median opportunity applying to
    similar base salaries at complex financial
    organizations, as developed by the Committee’s
    consultant, expressed as a percent of bases salary
• No payout allowable above target
• Based 70% on a discretionary assessment by the
   Committee of the executive’s contribution to:
   1) Progress in the fulfillment of Farmer Mac's
        Congressional mission for farmers, ranchers
        and rural homeowners and the lenders who
        serve them;
   2) Effective risk management, internal
        controls,operations, corporate governance,
        and resource allocation; and
   3) Positive trends in financial results.
• Based 30% on individual managerial skills and
   performance

• No change to median
   posture
• Payouts allowed
   above target, similar
   to the designs found
   at similar
   organizations
• Based 70% on
   quantitative measures
   of corporate
   performance,
   determined
   formulaically
• No change to 30%
   individual portion

Stock option grants
• Targeted at the median opportunity applying to
    similar base salaries at complex financial
    organizations, as developed by the Committee’s
    consultant, expressed as a percent of base salary
• Multiplied by the rating used in the short-term
    incentive plan, generally less than 100%
• No change to median target • Eliminated impact of individual rating

Compensation Elements

Each element of the pay program is discussed in more detail below.

Base Salary. Base salary is paid to provide current and prospective executives with a predictable core amount of compensation, regardless of the Corporation’s financial results, so long as they perform their duties in a competent, professional manner. This element is set at a level that, by itself, would provide executives with a level of financial security slightly less than commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance.

Base salary is reviewed annually by the Committee in June, at the end of the July-through-June business plan year, as well as at the time of executive promotions or other changes in responsibilities. Increases in salary normally take effect on July 1.

The Committee determines the base salary for the chief executive officer and recommends to the Board the base salary for each of the other named executive officers based on an evaluation of each executive’s performance, experience, level of responsibilities, level of base salary and peer group market data provided by the Committee’s consultant. For each named executive officer other than the president and chief executive officer, the Committee bases its determinations on recommendations of the chief executive officer in addition to the factors listed in the previous sentence.

Annual Cash Incentive Pay. Annual cash incentive pay is provided as a means of motivating and rewarding outstanding performance by an executive of his or her shorter-term goals, typically those slated for accomplishment in the current year of the business plan. An executive’s annual cash incentive pay target is set at a level that, when added to salary, would be expected to produce total cash compensation adequate to retain executives and motivate outstanding performance.

For the 2005-06 year, earned Annual Cash Incentive Pay was based 70% on a qualitative assessment of each executive’s performance. A rating of from 0% to 100% was developed for each executive, and multiplied by target bonus to calculate actual bonus.

    For the 2006-07 year, each individual whose individual performance is rated 60% or higher will earn varying percentages of his or her targeted bonus, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)
Earnings before FAS 133, FAS 123R, loan losses and yield maintenance	28%	75% of Business Plan	100% of Business Plan	115% of Business Plan
New total mission volume	28%	80% of Business Plan	100% of Business Plan	180% of Business Plan
Delinquency rate and net charge- offs	14%	<1.5% 90-day delinquencies Chargeoffs = 200% of Business Plan	<1% 90-day delinquencies Chargeoffs = 100% of Business Plan	<0.6% 90-day delinquencies Chargeoffs = 50% of Business Plan
Individual rating	30%	Rating of 60%	Rating of 80%	Rating of 100%
Total	100%

Long-Term Non-Cash Incentive Pay. Long-term non-cash incentive pay, in the form of at-the-market stock options, is provided as a means of motivating and rewarding outstanding performance by executives as a group that lead to the creation of stockholder value creation over a term typically spanning several business plan years, and retaining them in the Corporation’s employ over the longer term.

Option awards are made at the Board meeting held in conjunction with the annual meeting of stockholders and the exercise price is the closing price on the date of award. The number of options granted in 2006 was a function of the market data, the executive’s individual rating, the 90-day average stock price preceding the date of grant, and the calculated Black-Scholes value of a single option as a percent of stock price. Options vest one-third per year commencing one year from the grant date.

Retirement Plans. Farmer Mac provides retirement benefits through a Money Purchase Plan, pursuant to which the Corporation annually contributes between 13.2 percent and 18.9 percent of each employee’s base compensation. Farmer Mac also offers a 401(k) plan to which employees may make retirement contributions, but to which the Corporation makes no contributions. Farmer Mac does not maintain any supplemental retirement plan for executives.

Other Benefits. The Corporation provides a term life insurance policy with a face amount approximately equal to two years’ base compensation for the chief executive officer and one year’s base compensation for each of the other named executive officers, as well as long-term disability insurance. Named executive officers also participate in Farmer Mac’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and a $50,000 group term life insurance policy.

Mix of Pay. In addition to determining the base salary, cash incentive pay and non-cash incentive pay on the distinct bases described above, the Committee further compares total cash compensation (the sum of base salary and cash incentive pay) of the named executive officers to that of officers at comparator companies, and does likewise for total direct compensation (the sum of base salary, cash incentive pay and non-cash incentive pay). This ensures that the proportional relationships among the compensation elements at Farmer Mac is consistent with those at comparator companies.

Payments in Connection with Any Change-in-Control

Farmer Mac’s Congressional charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Class A and B voting common stock. Accordingly, no provision is made for payments to named executive officers in connection with any change-in-control.

Post-Employment Compensation

Mr. Edelman and Ms. Corsiglia have employment contracts that provide severance pay should they be terminated involuntarily not for cause, die or become disabled. Such provisions recognize the regulatory and political environment in which Farmer Mac operates, with consequent job insecurity.

The amount is the lesser of (a) two times base salary or (b) base salary paid through the contract termination date (July 1, 2011 in the case of Mr. Edelman, July 1, 2010 in the case of Ms. Corsiglia). Upon disability, severance would be reduced by any disability payments already received. Noncompete and nonsolicitation provisions apply.

Impact of Accounting and Tax Treatments on Compensation Awards

Farmer Mac does not take into consideration the impact of accounting and tax treatments of compensation to named executive officers in determining their compensation. Farmer Mac’s compensation program does, however, discount the impact of FAS 133 and FAS 123R in the determination of income for compensation purposes.

Section 162(m) of the Internal Revenue Code of 1986, as amended, has had no impact because, through 2006, no employee of Farmer Mac has received annual remuneration (as defined in that section) in excess of $1 million.

Farmer Mac’s Policies Regarding Stock Ownership and Trading

Farmer Mac has no policies that require a particular level of stock ownership by named executive officers. Farmer Mac has a policy on insider trading by all employees, including named executive officers, that requires compliance with securities laws and Farmer Mac policies on insider trading (including “windows” for sale of stock and the adoption of Rule 10b5-1 plans) and prohibits trading in options on Farmer Mac securities.

—	Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Farmer Mac’s documents with respect to the offer or sale of securities (“Offering Circulars”) or any previous corporate filings under the Securities Act of 1933 or Securities Exchange Act of 1934, the Compensation Committee Report on Executive Compensation will not be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Farmer Mac specifically incorporates such information by reference, and will not otherwise be deemed to have been or to be filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and annual report.

Compensation Committee

Dennis L. Brack, Chairman
Fred L. Dailey                                                              Mitchell A. Johnson
Ralph W. Cortese                                                       Paul A. DeBriyn

—	Compensation Committee Interlocks and Insider Participation

Directors Brack, Cortese, Dailey, DeBriyn, and Johnson comprise the Corporation’s Compensation Committee. None of these directors is, or has been, an officer or employee of the Corporation, and none had any relationship requiring disclosure by Farmer Mac as a “related person transaction” under SEC rules. None of Farmer Mac’s executive officers serve, or have served, as a member of the Board or the Compensation Committee or as a director of another entity.

—	Compensation of Directors

The directors are required to spend a considerable amount of time preparing for, as well as participating in, Board and Committee meetings. In addition, they are often called upon for their counsel between meeting dates. For those services, each director receives the following compensation: (a) an annual retainer of $14,000 ($19,000 for the chairman of the Audit Committee and $21,500 for the Chairman of the Board); (b) $1,000 per day, plus expenses, for each meeting of the Board and each Committee meeting (if on a day other than that of the Board meeting) attended; and (c) with the prior approval of the President of the Corporation, $1,000 per day, plus expenses, for certain other meetings and conferences with borrowers, lenders or other groups interested in the Farmer Mac program in which they participate. The total cash compensation received by all members of the Board of Directors in 2006 was approximately $462,000. Since June 13, 1997, each director has been granted options annually to purchase shares of Class C Non-Voting Common Stock under the Corporation’s 1997 Incentive Plan, with each such grant occurring on the date of each Annual Meeting of Stockholders and with the option price being determined as of such date. The 6,000 options granted to each member of the Board of Directors in 2006 had a fair value of $50,1873  at the grant date. The total compensation, cash and options received by all members of the Board of Directors in 2006 was approximately $1,214,592.
_____________________________________________
3      The fair value at grant date of options granted during 2006 has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 1.6%; an expected volatility of 36.9%; a risk-free interest rate of 5.0%; and an expected life of 4 years.

The following table sets forth the compensation received by each Farmer Mac director in 2006:

Name	Fees Earned or Paid in Cash ($)[4]	Option Awards ($)[5,6]	Total ($)
Julia Bartling	28,500	33,495	61,995
Dennis Brack	30,000	33,495	63,495
Ralph Cortese	29,000	33,495	62,495
Fred Dailey	41,708	33,495	75,203
Grace Daniel	26,500	33,495	59,995
Paul DeBriyn	44,583	33,495	78,078
Dennis Everson	29,000	33,495	62,495
Ernest Hodges	29,000	20,335[7]	49,335
Mitchell Johnson	29,000	33,495	62,495
Lowell Junkins	24,000	33,495	57,495
Timothy Kenny	33,250	33,495	66,745
Glen Klippenstein	29,000	33,495	62,495
Charles Kruse	28,250	33,495	61,745
John Nelson	29,000	33,495	62,495
John Dan Raines	31,000	33,495	64,495

4 Includes amounts the following directors voluntarily used to purchase, at market value, newly issued Class C Common Stock in lieu of receiving some or all of their retainer in cash: Dennis Brack ($7,759); Ralph Cortese ($3,116); Paul DeBriyn ($16,341); Dennis Everson ($3,220); Glen Klippenstein ($7,827); Timothy Kenny ($16,466); Charles Kruse ($16,466); and John Nelson ($1,514).

5For Mr. Hodges, the amount is the sum of the values of the portions of the 2005 and 2006 option grants that vested in 2006 for compensation expense accrual purposes. For all other directors, the amount is the sum of the values of the portions of the 2004, 2005, and 2006 option grants that vested in 2006 for compensation expense accrual purposes. Although a portion of the 2006 option grants are treated as vested for compensation expense accrual purposes, these grants vest one-third on May 31, 2007, 2008 and 2009.

6 As of December 31, 2006, Ms. Bartling and Messrs Everson and Hodges (through options he assigned to his employer) each had outstanding options to purchase an aggregate of 12,000 shares of Farmer Mac Class C Non-Voting Common Stock; Mr. Raines had outstanding options to purchase an aggregate of 17,000 shares of Farmer Mac Class C Non-Voting Common Stock; Messrs. Cortese, Kenny and Klippenstein each had outstanding options to purchase an aggregate of 18,000 shares of Farmer Mac Class C Non-Voting Common Stock; Ms. Daniel and Mr. Dailey each had outstanding options to purchase an aggregate of 24,000 shares of Farmer Mac Class C Non-Voting Common Stock; and Messrs. Brack, DeBriyn, Johnson, Junkins, Kruse and Nelson each had outstanding options to purchase an aggregate of 29,000 shares of Farmer Mac Class C Non-Voting Common Stock.

7Immediately upon grant of any options to him, Mr. Hodges assigns those options to his employer, Sacramento Valley Farm Credit, ACA, of which he is President and Chief Executive Officer.

— Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information with respect to the compensation awarded to, earned by, or paid to Farmer Mac’s chief executive officer, chief financial officer and each of Farmer Mac’s four other most highly compensated executive officers (the “named executive officers”) for the fiscal year ended December 31, 2006.

Name	Fiscal Year	Salary	Bonus	Option Awards[8]	All Other Compensation[9]	Total
Henry D. Edelman	2006	$526,174	$410,605	$787,940	$69,419	$1,794,138

Nancy E. Corsiglia	2006	337,545	192,376	382,978	50,960	963,859

Timothy L. Buzby	2006	232,224	91,757	150,371	65,024	539,376

Michael P. Morris[10]	2006	205,077[11] .	—	101,876	15,789	322,742

Jerome G. Oslick	2006	260,066	21,646	18,865	64,542	365,119

Tom D. Stenson	2006	276,350	146,999	274,884	58,852	757,085

Option Grants During 2006

The table below sets forth, as to each of the named executive officers, the following information with respect to option grants during 2006: (1) the grant date of options granted during 2006; (2) the number of shares of Class C Non-Voting Common Stock underlying options granted during 2006; (3) the exercise price of such options; and (4) the grant date fair value of such options under the Black-Scholes option pricing model.

8 Comprised of amounts related to option grants that vested in 2006 for compensation expense accrual purposes: for Mr. Edelman, $224,780 with respect to options granted in 2004, $336,373 with respect to options granted in 2005 and $226,787 with respect to options granted in 2006; for Mr. Buzby, $43,569 with respect to options granted in 2004, $63,725 with respect to options granted in 2005 and $43,077 with respect to options granted in 2006; for Ms. Corsiglia, $118,074 with respect to options granted in 2004, $158,243 with respect to options granted in 2005 and $106,661 with respect to options granted in 2006; for Mr. Stenson, $80,890 with respect to options granted in 2004, $114,833 with respect to options granted in 2005 and $79,161 with respect to options granted in 2006; for Mr. Morris, $16,763 with respect to options granted in 2004 and $85,113 with respect to options granted in 2005; and for Mr. Oslick, $18,865 with respect to options granted in 2006. Although a portion of the 2006 option grants are treated as vested for compensation expense accrual purposes, these grants vest one-third on May 31, 2007, 2008 and 2009.

9 Includes contributions to the Corporation’s defined contribution pension plan in the amount of $36,211 for 2006 on behalf of each of the named executive officers other than Mr. Morris on behalf of whom no such contribution was made, as well as health, disability and life insurance premium payments paid on behalf of each of the named executive officers. See “Employment Agreements.”

10 Mr. Morris’ employment with Farmer Mac terminated June 30, 2006.

11 Includes $161,250 paid to Mr. Morris in connection with the termination of his employment at Farmer Mac.

Name	Grant Date	Number of Securities Underlying Options Granted[12]	Exercise Price ($/Share)	Grant Date Fair Value of Option Awards[13]
Henry D. Edelman	June 1, 2006	121,312	$26.36	$1,290,538
Nancy E. Corsiglia	June 1, 2006	57,055	26.36	606,961
Timothy L. Buzby	June 1, 2006	23,043	26.36	245,135
Michael P. Morris	—	—	—	—
Jerome G. Oslick	June 1, 2006	10,091	26.36	107,350
Tom D. Stenson	June 1, 2006	42,345	26.36	450,473

12  Options granted in 2006 expire 10 years from the grant date and are exercisable in installments: one-third vests on each of May 31, 2007, May 31, 2008 and May 31, 2009.
13 The fair value at grant date of options granted during 2006 has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 1.6%; an expected volatility of 36.9%; a risk-free interest rate of 5.0%; and an expected life of 7 years.

Outstanding Option Awards at Year End

The following table sets forth certain information relating to stock options previously granted to the named executive officers.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable[14]	Option Exercise Price	Option Expiration Date
Henry D. Edelman	58,956	—	$20.0000	6/4/2008
	103,686	—	22.0833	6/3/2009
	15,987	—	15.1250	6/1/2010
	90,387	—	31.2400	6/7/2011
	84,866	—	29.1000	6/6/2012
	120,111	—	22.4000	6/5/2013
	66,637	33,319	19.8600	8/11/2014
	50,682	101,366	20.6100	6/16/2015
	—	121,312	26.3600	6/1/2016

Nancy E. Corsiglia	18,630	—	20.0000	6/4/2008
	33,378	—	22.0833	6/3/2009
	9,120	—	15.1250	6/1/2010
	40,220	—	31.2400	6/7/2011
	35,769	—	29.1000	6/6/2012
	50,356	—	22.4000	6/5/2013
	35,003	17,502	19.8600	8/11/2014
	23,843	47,686	20.6100	6/16/2015
	—	57,055	26.3600	6/1/2016

Timothy L. Buzby	3,000	—	21.1875	12/4/2010
	4,627	—	31.0200	6/13/2011
	13,975	—	29.1000	6/6/2012
	21,035	—	22.4000	6/5/2013
	12,916	6,458	19.8600	8/11/2014
	9,601	19,204	20.6100	6/16/2015
	—	23,043	26.3600	6/1/2016

Michael P. Morris	500	—	45.0600	5/29/2008
	500	—	26.2500	5/29/2008
	2,500	—	26.6800	5/29/2008
	—	3,727	19.8600	5/29/2008
	—	9,757	20.6100	5/29/2008

[14] Unexercisable options that expire in 2014 vest May 31, 2007; unexercisable options that expire in 2015 vest one-half on each of May 31, 2007 and 2008; unexercisable options that expire in 2016 vest one-third on each of May 31, 2007, 2008 and 2009.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable[15]	Option Exercise Price	Option Expiration Date
Jerome G. Oslick	22,483	—	31.2400	6/7/2011
	18,410	—	29.1000	6/6/2012
	25,750	—	22.4000	6/5/2013
	—	10,091	26.3600	6/1/2016

Tom D. Stenson	26,951	—	31.2400	6/7/2011
	25,901	—	29.1000	6/6/2012
	35,852	—	22.4000	6/5/2013
	23,980	11,990	19.8600	8/11/2014
	17,302	34,605	20.6100	6/16/2015
	—	42,345	26.3600	6/1/2016

Option Exercises

The following table sets forth certain information relating to stock options exercised during 2006 by the named executive officers.

Name	Number of Shares Acquired on Exercise	Value Realized
Henry D. Edelman	160,778	$2,330,709
Timothy L. Buzby	—	—
Nancy E. Corsiglia	61,722	890,800
Michael P. Morris	13,484	104,467
Jerome G. Oslick	—	—
Tom D. Stenson	31,913	417,262

Equity Compensation Plans

The following table sets forth certain information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	2,145,705	$23.83	454,091
___________________________________
15  Unexercisable options that expire in 2014 vest May 31, 2007; unexercisable options that expire in 2015 vest one-half on each of May 31, 2007 and 2008; unexercisable options that expire in 2016 vest one-third on each of May 31, 2001, 2008, and 2009.

General. The purpose of Farmer Mac’s stock option plans is to encourage stock ownership by directors, officers and other key employees, to provide an incentive for such individuals to expand and improve the business of Farmer Mac and to assist Farmer Mac in attracting and retaining key personnel. The use of stock options is an attempt to align more closely the long-term interests of employees and directors with those of Farmer Mac’s stockholders by providing those individuals with the opportunity to acquire an equity interest in Farmer Mac. Farmer Mac’s stock option plans are administered by the Compensation Committee of the Board. Because individuals are prohibited by law from owning shares of Farmer Mac’s Voting Common Stock, the Corporation uses unrestricted Class C Non-Voting Common Stock for the purpose of granting options under its stock option plans. Under the plans, the option price is required to be paid in cash, and no option holder has any rights as a stockholder with respect to shares subject to an option until the option price has been paid and the shares are issued upon exercise of the option.

1997 Plan. In 1997, the Board adopted the 1997 Incentive Plan (the “1997 Plan”), a broad-based option plan for directors, officers and non-officer employees. The 1997 Plan, as amended, provides for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of not more than 10 years from such date. The plan provides for the automatic annual grant to directors of 5-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the annual meeting (including the Meeting), with the option price to be determined as of such day. Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year and one-third the second following year. Beginning in 2004, options granted under the 1997 Plan vest one-third in each of the first three years following the date of option grant. The Board and management have determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation. Accordingly, the 1997 Plan permits the grant of options to all employees (not just officers) based on their annual evaluations and to newly-hired employees.

Prior to 2004, the Board approved the issuance of shares authorized under the 1997 Plan to employees and officers, on an individual basis, as annual incentive compensation in connection with their annual evaluations. For officers, the stock vested immediately upon grant, but could not be transferred for one year; for other employees, the stock vested 50 percent after one year and 50 percent after two years. Between 1997 and 2003, the Board approved the issuance of 220,855 shares of Class C Non-Voting Common Stock as annual incentive compensation. Farmer Mac has not issued shares of stock as incentive compensation since June 2003.

If an option holder’s employment with Farmer Mac terminates for any reason, including by reason of retirement, the option holder’s rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination (one year in the case of death or disability). Upon a termination for “cause,” the options expire immediately. Following the termination of a director’s service, vested options will remain exercisable until the earlier of the option expiration date or two years following termination. The 1997 Plan also provides for accelerated vesting of unvested options in the event of an option holder’s death or disability.

    As of December 31, 2006, options covering 3,295,909 shares (net of cancellations) have been granted under the 1997 Plan, of which 2,145,705 remain outstanding. As of December 31, 2006, 454,091 shares of Class C Non-Voting Common Stock remained available for future issuance of option grants under the 1997 Plan, excluding the shares underlying outstanding options. Options granted under the 1997 Plan during 2006 have exercise prices ranging from $24.98 to $26.65 per share.

Employment Agreements with Officers

The Corporation has entered into employment agreements (the “Agreements”) with the members of senior management (for purposes of this section, the “officers”), including the named executive officers, in order to provide them with a reasonable level of job security, while limiting the Corporation’s ultimate financial exposure. Significant terms of the Agreements address each officer’s scope of authority and employment, base salary and incentive compensation (shown as “bonus” in the Summary Compensation Table), benefits, conditions of employment, termination of employment and the term of employment. Although the Agreements generally expire on dates approximately three to four years from the present,16 the Corporation’s exposure to severance pay and other costs of termination are capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of each Agreement.

Under the Agreements, the officers are entitled to a base salary and discretionary incentive compensation. Base compensation for all officers is paid bi-weekly over the course of each year. The current base salaries for the named executive officers who, as of April 18, 2007, remain executive officers, are: Mr. Edelman, $538,247; Mr. Buzby, $237,888; Ms. Corsiglia, $345,290; Mr. Oslick, $261,305; and Mr. Stenson, $282,691. Awards of incentive compensation are considered annually at the end of the business planning year and are determined and payable under the circumstances discussed above in “Compensation Discussion and Analysis.”

The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health insurance, dental insurance and life insurance, which are, in some cases, above the levels provided to employees generally. See the Summary Compensation Table for information on other benefits extended to the named executive officers.

The Agreements also provide that an officer’s employment may be terminated “without cause” upon payment of severance pay consisting of all base salary scheduled to be paid over the lesser of the remaining term of the Agreement or two years. If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of the final date of dissolution or one and one-half years following the effective date of the dissolution. Upon termination of employment due to an officer’s death or disability, the officer will generally be entitled to benefits on the same basis as “without cause”; however, the Corporation’s obligations in such instances are substantially covered by insurance. The Agreements may be terminated by Farmer Mac

______________________
16   The Agreements with the named executive officers expire on July 1 of the following years: Henry D. Edelman, 2011; Timothy L. Buzby, Nancy E. Corsiglia and Tom D. Stenson, 2010; and Jerome G. Oslick, 2007.

for cause, in which event the officer will be paid only accrued compensation to the date of termination.

—	Certain Relationships and Related Person Transactions

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee. This policy applies to any transaction or series of transactions in which Farmer Mac is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest. The policy requires each director or executive officer involved in such a transaction to notify the General Counsel of each such transaction. Farmer Mac reviews all relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Corporation’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions. Under the policy, the General Counsel will determine whether a transaction meets the requirements of a “related person transaction” requiring review by the Corporate Governance Committee. Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Corporation. If the Corporation becomes aware of an existing related persons transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision or termination of the transaction. A related person transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy. Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in the Corporation’s proxy statement as required under SEC rules.

Transactions with Related Persons in 2006

From time to time, Farmer Mac purchases or commits to purchase qualified loans and USDA-guaranteed portions from, or enters into other business relationships with, institutions that own five percent or more of a class of Farmer Mac’s Voting Common Stock or that have an officer or director who is also a member of Farmer Mac’s Board of Directors. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. Although Farmer Mac entered into transactions with related persons in 2006, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a “related person transaction” under SEC rules. For additional information about transactions between Farmer Mac and related persons, see Note 3 to Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2006.

Item No. 2: Selection of Independent Auditors

The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation’s independent auditors “annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting.” In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation’s financial statements. During the fiscal year ended December 31, 2006, the Audit Committee, which is composed of Messrs. DeBriyn (Chairman), Kenny and Raines and Ms. Bartling, met eleven times.

In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders Deloitte & Touche LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2007. This proposal is put before the stockholders as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors. The ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to be voted.

Representatives of Deloitte & Touche LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 2006. Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation’s Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

Audit Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $1,363,215 and $1,293,078 for professional services rendered for the audit of Farmer Mac’s annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q for 2006 and 2005, respectively.

Audit-Related Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $595,224 and $84,447 for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac’s annual financial statements and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q in 2006 and 2005, respectively, and are not reported in “Audit Fees.” Of the billed fees for 2006, $512,967 were fees related to Farmer Mac’s restatement of its financial statements on Form 10-K/A as of December 31, 2005, Form 10-Q/A as of March 31, 2006 andForm 10-Q/A as of June 30, 2006. The remaining billed fees for 2006 were for the issuance of comfort letters, various accounting consultations and other technical issues.

Tax Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $38,500 and $28,250 for professional services rendered for tax compliance, tax advice and tax planning for 2006 and 2005, respectively. These services were for the preparation of Farmer Mac’s federal tax returns.

All Other Fees

Deloitte & Touche LLP did not bill Farmer Mac for any other fees in 2006 or 2005 other than the audit and review fees, audit-related fees and tax fees referred to above.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter and consistent with SEC policies regarding auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided Farmer Mac’s independent auditor prior to the engagement of the independent auditors with respect to such services. One hundred percent of the services provided by Deloitte & Touche LLP in 2005 and 2006 were pre-approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Farmer Mac’s officers and directors, and persons who beneficially own more than ten percent of a registered class of Farmer Mac’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

Based solely on Farmer Mac’s review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors and beneficial owners of greater than ten percent of any class of equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2006, except that a Form 4 reporting a transaction involving the exercise of stock options and the sale of the acquired Farmer Mac Class C Non-Voting Common Stock in June 2006 by Dennis A. Everson, a director, was not timely filed.

Principal Holders of Voting Common Stock

To our knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either (i) 5 percent or more of the outstanding shares of Farmer Mac’s Class A Voting Common Stock or Class B Voting Common Stock, or (ii) 5 percent or more of the total number of outstanding shares of Farmer Mac’s Voting Common Stock (both Class A and Class B).

Name and Address	Number of Shares Beneficially Owned	Percent of Total Voting Shares Outstanding*	Percent of Total of Shares Held By Class**
AgFirst Farm Credit Bank[17] 1401 Hampton Street Columbia, SC 29202	84,024 shares of Class B Voting Common Stock	5.49%	16.79%
AgriBank, FCB 375 Jackson Street St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%
CoBank, ACB 5500 South Quebec Street Greenwood Village, CO 80111	62,980 shares of Class B Voting Common Stock	4.11%	12.59%
Farm Credit Bank of Texas[18] 6210 Highway 290 East Austin, TX 78761	38,503 shares of Class B Voting Common Stock	2.52%	7.70%
Matthew 25 Management Corp. Jenkintown, PA 19046	59,000 shares of Class A Voting Common Stock	3.85%	5.72%
U.S. AgBank, FCB 245 North Waco Wichita, KS 67201	100,273 shares of Class B Voting Common Stock	6.55%	20.04%
The Vanguard Group, Inc. Valley Forge, PA 19482	56,295 shares of Class A Voting Common Stock	3.68%	5.46%
Zions First National Bank One South Main Street Salt Lake City, UT 84111	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

*     The percentage is determined by dividing the number of shares of Class A or Class B Voting Common Stock owned by the total of the number of shares of Class A and Class B Voting Common Stock outstanding.
**   The percentage is determined by dividing the number of shares of the class of Voting Common Stock owned by the number of shares of that class of Voting Common Stock outstanding.
17    John Dan Raines, currently a member of the Board of Directors and a Class B Nominee, is a member of the board of directors of AgFirst Farm Credit Bank.
18    Ralph W. Cortese, currently a member of the Board of Directors and a Class B Nominee, is the chairman of the board of directors of Farm Credit Bank of Texas.

Solicitation of Proxies

The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material. The Corporation has retained Georgeson Shareholder Communications Inc. to act as the Corporation’s proxy solicitation firm for a fee of approximately $5,000. In addition to solicitation by mail, employees of Georgeson Shareholder Communications Inc. may solicit proxies by telephone, electronic mail, telegram or personal interview. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners for shares held of record by them and will be reimbursed for their reasonable expenses by the Corporation.

Other Matters

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with the members’ best judgment with respect to all matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting. The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting. If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the Proxy Committee named in the accompanying proxy intends to vote such proxy in accord with its best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, including financial statements thereto. Written requests should be directed to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036. A copy of Farmer Mac’s most recent Form 10-K is also available on the Corporation’s website, www.farmermac.com, in the “SEC Filings” portion of the “Investors—Equity” section of the website. Please note that all references to www.farmermac.com in this proxy statement are inactive textual references only and that the information contained on Farmer Mac’s website is not incorporated by reference into this proxy statement.
_____________________________
The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting. In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

                                            By order of the Board of Directors,
                                            /s/ Jerome G. Oslick
                                            Jerome G. Oslick
                                            Corporate Secretary

April 27, 2007
Washington, D.C.

Appendix A

ANNUAL MEETING OF STOCKHOLDERS

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

CLASS A COMMON STOCK

June 7, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1. Election of Directors:

                                             NOMINEES:
[ ] FOR ALL NOMINEES                                                                                                                                                     [ ] Dennis L. Brack
                                                                                                                                                                                                 [ ] Dennis A. Everson
[ ] WITHHOLD AUTHORITY                                                                                                                                            [ ] Mitchell A. Johnson
FOR ALL NOMINEES                                                                                                                                                  [ ] Timothy F. Kenny
                                                                                                                                                                                                  [ ]Charles E. Kruse
[ ] FOR ALL EXCEPT
(See instructions below)

The Board of Directors recommends a vote “FOR ALL NOMINEES.”

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: [x]  If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

2.	Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2007.

FOR  AGAINST  ABSTAIN
 [ ]                          [ ]    [ ]

The Board of Directors recommends a vote “FOR” proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder ___________________________________ Date: ____________

Signature of Stockholder ___________________________________ Date: ____________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Henry D. Edelman, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the “Corporation”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on June 7, 2007, and any and all adjournments thereof.

The Board of Directors unanimously recommends a vote
FOR the election of all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Appendix B

ANNUAL MEETING OF STOCKHOLDERS

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

CLASS B COMMON STOCK

June 7, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1. Election of Directors:
                                                                            NOMINEES:
[ ] FOR ALL NOMINEES                                                                [ ] Ralph W. "Buddy" Cortese
                                                                                                                                                                                                                                    [ ] Paul A. DeBriyn
                                                                                                                                                                                                                                    [ ] Michael A. Gerber
[ ] WITHHOLD AUTHORITY                                                                                                                                                                               [ ] Ernest M. Hodges
      FOR ALL NOMINEES                                                                                                                                                                                       [ ] John Dan Raines
[ ] FOR ALL EXCEPT
(See instructions below)

The Board of Directors recommends a vote “FOR ALL NOMINEES.”

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: [x]
If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

2.	Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2007.

    FOR      AGAINST  ABSTAIN
              [ ]             [ ]     [ ]

The Board of Directors recommends a vote “FOR” proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder ___________________________________ Date: ____________

Signature of Stockholder ___________________________________ Date: ____________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Henry D. Edelman, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the “Corporation”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on June 7, 2007, and any and all adjournments thereof.

The Board of Directors unanimously recommends a vote
FOR the election of all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.